CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated January 12, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A No. 2-77767 and 811-3481) of General Municipal Money Market Funds, Inc.

ERNST & YOUNG LLP

New York, New York March 24, 2006